CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered as of October 2, 2016, by and between Winnebago Industries, Inc., (the “Parent Company”), and Bill Fenech (“Fenech”).

WHEREAS, Fenech is a director and founder of Grand Design RV, LLC (“Grand Design”) and possesses certain unique skills, talents, contacts, judgment and knowledge of Grand Design’s business, strategies and objectives; and

WHEREAS, pursuant to that certain Securities Purchase Agreement dated as of October 2, 2016, the Parent Company or its affiliate intends to acquire all of the equity interests of Grand Design, and pursuant to such transaction Grand Design will become a wholly-owned direct or indirect subsidiary of Parent Company; and

WHEREAS, following the closing of the transaction contemplated by the Securities Purchase Agreement, Parent Company desires to retain Fenech in the capacity and on the terms and conditions hereinafter set forth, and Fenech has agreed to accept such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, the parties hereto agree as follows:

1.Scope of Work as Consultant.

1.1    Upon the closing of the Securities Purchase Agreement, Fenech shall be engaged by the Parent Company and Grand Design as a consultant to provide services (“Consulting Services”) to the Parent Company and Grand Design, reporting to the Parent Company Chief Executive Officer, performing such duties and responsibilities as may mutually be agreed upon by Fenech and the Parent Company’s Chief Executive Officer in the areas of assisting in the integration of Grand Design’s business into the Parent Company’s operations, advice on the strategic direction of Grand Design, serving as a goodwill ambassador and advocate for the Parent Company and Grand Design both internally and externally, advising and assisting the Parent Company in all areas of its business as Parent Company Chief Executive Officer determines and other related matters as may mutually be agreed upon by Fenech and Parent Company’s Chief Executive Officer. Such duties may be fulfilled in person or by telephonic or other electronic means as may be mutually determined by Fenech and Parent Company’s Chief Executive Officer. It being understood and agreed that to the extent any scope of work described in this Section 1.1 requires mutual agreement between Fenech and Parent Company Chief Executive Officer, and Parent Company Chief Executive Officer and Fenech cannot mutually agree as to the matters in this Section 1.1 that require mutual agreement, then Parent Company may withhold monthly fees due Fenech under Section 3 below until Fenech and the Parent Company Chief Executive Officer resolve such differences.

1.2    Fenech will devote such time, attention, skill and energy to the Parent Company and Grand Design as may be reasonably required to perform the Consulting Services for the Parent Company and Grand Design during the Consulting Period (as defined in Section 2 of this Agreement). Fenech shall be available at mutually agreeable times at the request of the Parent Company to perform the Consulting Services and such availability may include, to the extent mutually agreed upon by Fenech and Parent Company’s Chief Executive Officer personal appearances, meetings and other events at mutually agreed upon times and locations, and such times and events may be outside of customary business hours depending on the event. Fenech warrants and represents to the Parent Company that he has no contractual commitments that would restrict or limit his performance of the Consulting Services set forth in this Agreement, and will not undertake any such contractual prohibitions in the future during the Consulting Period. Notwithstanding the foregoing, it is understood that Fenech shall not be required, expected or obligated to provide more than ten (10) hours per week on average in performing the Consulting Services hereunder. It being understood and agreed that to the extent any scope of work described in this Section 1.2 requires mutual agreement between Fenech and Parent Company Chief Executive Officer, and Fenech and Parent Company Chief Executive Officer cannot mutually agree as to any of the matters in this Section 1.2 that require mutual agreement, then the Parent Company may withhold monthly fees due Fenech under Section 3 below until Fenech and the Parent Company Chief Executive Officer resolve such differences.

1.3    In order for Fenech to perform the Consulting Services described in Sections 1.1 and 1.2 above, it will be necessary for the Parent Company and Grand Design to provide Fenech with Confidential Information (as defined below) regarding the Parent Company and Grand Design’s business and products. The Parent Company and Grand Design will rely heavily upon Fenech’s integrity and prudent judgment to use this information only in the best interests of the Parent Company and Grand Design.

1.4    Fenech agrees that he may not subcontract the Consulting Services or use the service of any other person, entity or organization in the performance of its duties hereunder.

1.5    Fenech is an independent contractor for the Parent Company and Grand Design for the purposes of performing these Consulting Services, and is not an employee, partner, or co-venturer of, or in any other service relationship with the Parent Company, Grand Design or their affiliates.

1.7    Fenech shall be solely responsible for all payroll taxes arising from compensation and other amounts paid to him under this Agreement for these Consulting Services, including, without limitation, state or federal income tax or for FICA taxes. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Parent Company or Grand Design on behalf of Fenech for the performance of Consulting Services.

1.8    Fenech will not be eligible for, and shall not participate in, any social security or unemployment compensation or any employee pension, health, welfare, or other fringe benefit plan of the Parent Company or Grand Design as an independent contractor and for performing the Consulting Services.

1.9    No worker’s compensation insurance shall be obtained by Parent Company or Grand Design covering Fenech during the Term of this Agreement.

2.Consulting Period; Termination. The Consulting Services shall commence on the Effective Date, defined as the date the sale of Grand Design to the Parent Company closes pursuant to the Securities Purchase Agreement, hereof and shall continue for a period of one year (the “Consulting Period”). It being understood and agreed that if the Securities Purchase Agreement is terminated prior to closing, this Agreement shall be terminated and have no effect. Prior to the end of the Consulting Period, the parties may agree to extend the term of this Agreement for one additional year on same terms and conditions as set forth in this Agreement. Either party may terminate this Agreement upon thirty (30) days written notice to the other party. Upon effectiveness of termination, the obligations of the parties hereunder shall cease other than those obligations that survive termination of this Agreement.

3.Fee and Expenses. For Consulting Services performed by Fenech, the Parent Company shall pay Fenech a fee equal of Two Hundred Thousand and 00/100 dollars ($200,000.00) payable in equal monthly installments. If this Agreement has not been terminated prior to the end of the Consulting Period, then unless the Company has determined that Fenech has not complied with the provisions of this Agreement, Fenech shall be entitled to an additional payment of One Hundred Thousand and 00/100 dollars ($100,000) within 10 days of the one-year anniversary of the Agreement. If this Agreement is extended for an additional one-year term, Fenech will be entitled to an additional fee of $200,000 payable in equal monthly installments and an additional $100,000 within 10 days of the second anniversary of this Agreement, unless at the end of the additional one-year period, the Parent Company has determined that Fenech has not complied with the terms of the Agreement in the second year. Fenech will provide to the Parent Company documentation as requested by the Parent Company to support the fee for services, including a description of the Consulting Services performed on behalf of the Parent Company and the time spent in performing the Consulting Services. If in rendering Consulting Services under this Agreement, Fenech is required to travel, the Parent Company will pay for Fenech’s expenses associated with these business trips, and for other reasonable expenses incurred at the request of the Parent Company, upon submitting receipts and an invoice to the Parent Company verifying costs and expenses incurred by Fenech, subject to review by the Parent Company and the reasonableness of the costs and expenses.

4.Confidential Information.

4.1    Definition. “Confidential Information” means information regarding the Parent Company or its other subsidiaries or affiliates, Grand Design and its affiliates and subsidiaries not generally known and proprietary to the Parent Company or its subsidiary, or Grand Design, or to a third party for whom the Parent Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, infomercial sources, media outlets, pricing, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Parent Company, Grand Design or any subsidiary or any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Parent Company, Grand Design or any subsidiary or any confidential secret development or research work of the Parent Company, Grand Design or any subsidiary or any other confidential information or proprietary aspects of the business of the Parent Company, Grand Design or any subsidiary. All information which Fenech acquires or becomes acquainted with during the period of the Consulting Services with the Parent Company or Grand Design or any subsidiary of Parent Company or Grand Design, whether developed by Fenech or by others which Fenech has a reasonable basis to believe to be Confidential Information, or which is treated by the Parent Company, Grand Design or a subsidiary of Parent Company or Grand Design as being Confidential Information, shall be presumed to be Confidential Information.

4.2    Confidentiality Covenant.  Except as permitted or directed by the Parent Company, Grand Design or a subsidiary of Parent Company or Grand Design, Fenech shall not, either while performing Consulting Services for the Parent Company, Grand Design or a subsidiary of Parent Company or Grand Design, or for five (5) years following termination of the Consulting Period, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Parent Company or Grand Design) any Confidential Information. Fenech acknowledges that the Confidential Information constitutes a unique and valuable asset of the Parent Company and Grand Design, and represents a substantial investment of time and expense by the Parent Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Parent Company or Grand Design would be wrongful and would cause irreparable harm to the Parent Company and Grand Design. Both during and after the Consulting Period under this Agreement, Fenech will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Parent Company or Grand Design or their subsidiaries.

5.    Miscellaneous.

5.1    Complete Agreement. Parent Company, Grand Design and Fenech hereby acknowledge that there are no other agreements regarding Fenech’s consulting relationship with the Parent Company and Grand Design, apart from this Agreement.

5.2    No Waiver. No failure on the part of the Parent Company, Grand Design or Fenech to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder by Parent Company, Grand Design or Fenech preclude any other or further exercise thereof or the exercise of any other right.

5.3    Severability. It is further agreed and understood by the parties hereto that if any part, term or provision of this Agreement should be held unenforceable in the jurisdiction in which either party seeks enforcement of the contract, it shall be construed as if not containing the invalid provision or provisions, and the remaining portions or provisions shall govern the rights and obligations of the parties.

5.4    Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Iowa, without regard to conflicts of law provisions.

5.5    Assignment. This Agreement is personal in nature and cannot be assigned by Fenech. The Parent Company or Grand Design may assign this Agreement to any affiliate or subsidiary or purchaser of substantially all of the assets. The terms, conditions and covenants herein shall be binding upon the heirs and personal representatives of Fenech, and the successors, assigns of Parent Company and Grand Design, and any parent, subsidiary or affiliate of Parent Company and Grand Design.

5.6    Survival. Fenech’s obligations under Sections 4 and 5.10 shall survive the termination of Consulting Services for a period of five (5) years after the termination or expiration of this Agreement.

5.7    Enforceability of Rights. No delay or omission by the Parent Company or Grand Design to exercise any right, power, or remedy accruing to it upon any breach or default under this Agreement shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Parent Company or Grand Design of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to either of the parties, shall be cumulative and not alternative.

5.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument, including an executed Agreement sent by facsimile, email or otherwise that can be verified it has been sent by a party to the Agreement.

5.9    No Effect on Other Agreements Related to the Securities Purchase Agreement or its Ancillary Agreements. Nothing in this Agreement shall be read or interpreted to negate or otherwise affect the agreements, covenants and obligations of Fenech to Parent Company contained in the Securities

Purchase Agreement or its related ancillary agreements, schedules or exhibits including non-competition, non-solicitation and other agreements and covenants of Fenech.

5.10.    Non-Disparagement. During the Consulting Period and for a period of five years thereafter, to the fullest extent permitted by law, Consultant shall not make any statement that is disparaging or reflects negatively upon the Parent Company, Grand Design or its subsidiaries, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (a) any customer, vendor, supplier, distributor or other trade related business relation of the Parent Company or Grand Design, (b) any employee of the Parent Company or Grand Design or their subsidiaries, or (c) any member of the media.

IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the date and year first above written.

PARENT COMPANY:
WINNEBAGO INDUSTRIES, INC.

/s/ Michael J. Happe
By:	Michael J. Happe
Its:	President and Chief Executive Officer

WILLIAM FENECH:

/s/ William Fenech
William Fenech